EXHIBIT 23.5

CONSENT OF HAAS PETROLEUM ENGINEERING SERVICES, INC.

We hereby consent to the references to us under the captions “Business—Natural Gas and Oil Reserves,” “Background of the Merger,” “Experts” and “Business and Properties” in this Amendment No. 1 to Registration Statement No. 333-162652 of Resaca Exploitation, Inc.

HAAS PETROLEUM ENGINEERING SERVICES, INC.
F-0002950-Dallas, Texas

/s/ Robert W. Haas
Robert W. Haas, P.E

December 22, 2009